UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

ARBINET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 Herndon Parkway, Suite 150 Herndon, Virginia 20170		20170
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  703-456-4100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement.

On June 1, 2010, Arbinet Corporation (the “Company”) entered into a trade credit insurance policy with ACE American Insurance Company (the “Insurer”) covering the Company’s accounts receivables generated in rendering its telecommunications services. The policy supersedes and broadens the scope of the Company’s prior trade credit insurance policy with Euler Hermes ACI and underwriting services agreement with GMAC Commercial Finance LLC.

The Company manages the invoicing, credit risk and settlement of all traffic traded on its global electronic market for the trading, routing and settling of voice and data capacity (the “Exchange”) and is obligated to pay sellers on the Exchange regardless of whether it collects from buyers. The trade credit insurance policy is part of the Company’s integrated credit risk management program and is designed to help protect the Company from credit losses in the event of nonpayment of buyers on the Exchange. As long as the Company is in compliance with the terms and conditions of the policy, the benefits over the Company’s prior credit risk arrangements include non-cancellable credit limits for approved named buyers, a higher collateral base for current and future potential lenders and credit risk coverage for a larger number of customers and for a greater dollar amount.

The policy terminates on June 1, 2011 and is non-cancellable prior to the termination date, except (i) by the Insurer in the event the Company undergoes a change of control, (ii) by the Insurer in the event of non-payment of the premium by the Company, or (iii) automatically in the event of the Company’s insolvency.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbinet Corporation

By:	/s/ Christie A. Hill
Name:	Christie A. Hill
Title:	General Counsel and Secretary

Date:  June 8, 2010